Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of July 28, 2025, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for but not in trial through September 30, 2025.

2025

Engle progeny

July	0

August	0

September	1

As of July 28, 2025, there are no Engle progeny cases in trial.

Other Individual Smoking & Health

July	0

August	0

September	1

As of July 28, 2025, there are no non-Engle progeny cases in trial.